                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
                                                       OMB Number: 3235-0058
                                                     Expires: January 31, 2002
                                                     Estimated average burden
                                                    hours per response .... 2.5
                                                    ---------------------------


                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION             0-29414
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25                         740588108

                          NOTIFICATION OF LATE FILING

(Check One) X Form 10-K     Form 20-F    Form 11-K     Form 10-Q    Form N-SAR
           __            __           __            __           __

                 For Period Ended: 12-31-1999
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION


--------------------------------------------------------------------------------
Full Name of Registrant

                    PREMIUM CIGARS INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
Former Name if Applicable

                    N/A
--------------------------------------------------------------------------------
Address of Principal Executive Office (STREET AND NUMBER)
                    15849 N. 77TH ST.
                    SCOTTSDALE, ARIZONA 85260
--------------------------------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 __      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 X
 __      (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

SEE ATTACHED SHEET.

                                 Potential persons who are to respond  to the
(Attach Extra Sheets if Needed)  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1344 (2-99)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           STEVE LAMBRECHT                  480              922-8887
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
         _X_ Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes   _X_ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                       PREMIUM CIGARS INTERNATIONAL, LTD.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  MARCH 30, 2000                 By  /s/ Steve Lambrecht, CEO
                                       ----------------------------------------
                                             STEVE LAMBRECHT, CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549 in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).

                             [PREMIUM CIGARS LOGO]

                   15849 North 77th St., Scottsdale, AZ 85260
                        1-602-922-8887 -- 1-888-696-6399

                           REASON FOR LATE FILING OF
                        10K REPORT FOR DECEMBER 31, 1999

The reason for the delay of the filing of the December 31, 1999 10K report is due to the change of personnel in both the Controller's position at the end of February 2000 and the Chief Executive Officer in November 1999. The information gathering process for completing the 10K report was burdened by the departure of the above personnel, directly affecting the timeliness of reporting. The 10k report will be filed on or before the fifteenth calendar following the prescribed due date.